PILGRIM'S PRIDE CORPORATION REPORTS FINANCIAL RESULTS
FOR THIRD QUARTER OF FISCAL 2008

PITTSBURG, Texas, July 29, 2008 – Pilgrim's Pride Corporation (NYSE: PPC) today reported a net loss from continuing operations of $48.3 million, or $0.69 per share, on net sales of $2.2 billion for the third fiscal quarter ended June 28, 2008.  These results exclude charges of $4.4 million, or $0.06 per share, related to discontinued operations.  For the third quarter of fiscal 2007, the company reported a net profit from continuing operations of $63.3 million, or $0.95 per share, on total sales of $2.1 billion.

“Our financial results in the third quarter of fiscal 2008 reflect the significant headwinds facing our company and industry from high feed costs,” said Clint Rivers, president and chief executive officer.  “We have worked diligently to pass along price increases to our customers to help offset the impact of record-high corn and soybean meal costs.  But, like other producers, we simply have not been able to keep pace with the extreme price volatility in the grain markets.”

Pilgrim’s Pride said its total feed-ingredient costs in the quarter climbed $266 million, or 41 percent, when compared to the same period a year ago.  Based on the actual costs incurred for the first three quarters of the fiscal year and current commodity futures markets for the remaining quarter, the company’s total feed-ingredient costs for fiscal 2008 would be up an estimated $900 million from last fiscal year.

“Looking ahead, there is no question that high feed costs will continue to be a significant concern for our industry.  Pilgrim’s Pride is part of a broad-based coalition of food companies that is strongly urging the federal government to fix its badly flawed ethanol policy before the food versus fuel debate sends the global economy into a tailspin and leads to even worse food shortages.  Thousands of American workers already have lost their jobs as a result of the crisis facing the meat protein industry.  We are pleased by the EPA’s announcement last week that it needs additional time to review Texas Gov. Rick Perry’s request for a waiver of the Renewable Fuels Standard.  It is important for the EPA to understand all of the facts and compelling economic data, which we believe overwhelmingly support a waiver of the fuel standards, so that it can truly make an informed decision.”

Mr. Rivers continued: “At Pilgrim’s Pride, we are doing everything in our control to manage through this extremely difficult operating environment.  Over the past six months we have made some tough, but necessary, decisions to position our company as a stronger, more efficient competitor.  Those decisions include: closing a processing plant and seven distribution centers; consolidating our tray-pack business from our El Dorado, Ark., facility into six other case-ready plants; eliminating approximately 1,700 positions; and reducing our chicken production in an effort to better balance supply and demand at appropriate selling prices to cover input costs.  In addition, we amended our debt covenants and completed a stock offering for $177 million to provide us with more financial flexibility to manage our business through this tumultuous period.  Additionally, while the egg set data trend over the past three weeks has been encouraging, with year-over-year reductions ranging from 2.4 to 3.9 percent over the past three weeks, we believe that these levels of reductions indicate a longer recovery period than we would have hoped for.  As such, we believe that high grain costs will continue to exert pressure on our financial results in the fourth quarter of fiscal 2008, resulting in the continuation of operating losses.”

For the first nine months of fiscal 2008, Pilgrim’s Pride reported a net loss from continuing operations of $193.0 million, or $2.85 per share, on net sales of $6.4 billion compared to a pro forma net loss from continuing operations of $20.4 million, or $0.31 per share, on pro forma net sales of $5.9 billion in the same period last year.  The pro forma amounts assume the acquisition of Gold Kist Inc., which closed on December 27, 2006, was completed on September 30, 2006, and included in the operating results for the nine months.  The results for the first nine months of fiscal 2008 include a non-recurring income tax charge of approximately $13.0 million, or $0.19 per share, related to an adjustment in deferred taxes as a result of a newly enacted tax law in Mexico, and asset impairment and restructuring charges of approximately $21.1 million, $13.2 million net of tax, or $0.19 per share, related to the closing of one processing plant, one administrative office and six distribution centers. Additionally, these results exclude net losses of $3.5 million, or $0.05 per share, related to discontinued operations. The results for the first nine months of fiscal 2007 include charges of $14.5 million, or $0.14 per share, related to the early extinguishment of debt incurred by the Company in connection with the financing of the Gold Kist acquisition

Conference Call Information
A conference call to discuss the Company's third-quarter results will be held at 10 a.m. Central (11 a.m. Eastern) on July 29, 2008.  To listen live via telephone, call toll-free 877-656-8906, verbal pass code Pilgrim’s.  The call also will be broadcast live over the Internet at http://www.videonewswire.com/event.asp?id=49823.  (Please copy and paste the link into the browser.)

Additionally, the Company has posted a slide presentation on its website at http://www.pilgrimspride.com, which may be viewed by listeners in connection with today’s conference call.  The webcast will be available for replay within approximately two hours of the conclusion of the call.  A telephone replay will be available beginning at approximately 2 p.m. (Central) on July 29 toll-free at 877-919-4059 pass code 44751270.  The replay will be available for seven days.

About Pilgrim’s Pride
Pilgrim's Pride Corporation is the largest chicken company in the United States and Puerto Rico and the second-largest in Mexico. Pilgrim's Pride employs approximately 53,500 people and operates 36 chicken processing plants and 12 prepared-foods facilities. Pilgrim's Pride products are sold to foodservice, retail and frozen entree customers. The Company's primary distribution is through retailers, foodservice distributors and restaurants throughout the United States and Puerto Rico and in the Northern and Central regions of Mexico. For more information, please visit http://www.pilgrimspride.com.

Forward-Looking Statements
Statements contained in this press release that state the intentions, plans, hopes, beliefs, anticipations, expectations or predictions of the future of Pilgrim's Pride Corporation and its management, including as to changes in pricing, demand and market conditions for chicken products and profitability, are forward-looking statements. It is important to note that the actual results could differ materially from those projected in such forward-looking statements.  Factors that could cause actual results to differ materially from those projected in such forward-looking statements include: matters affecting the poultry industry generally, including fluctuations in the commodity prices of feed ingredients, chicken and turkey; additional outbreaks of avian influenza or other diseases, either in our own flocks or elsewhere, affecting our ability to conduct our operations and/or demand for our poultry products; contamination of our products, which has previously and can in the future lead to product liability claims and product recalls; exposure to risks related to product liability, product recalls, property damage and injuries to persons, for which insurance coverage is expensive, limited and potentially inadequate; management of our cash resources, particularly in light of our substantial leverage; restrictions imposed by, and as a result of, our substantial leverage; changes in laws or regulations affecting our operations or the application thereof; new immigration legislation or increased enforcement efforts in connection with existing immigration legislation that cause our costs of doing business to increase, cause us to change the way in which we do business, or otherwise disrupt our operations; competitive factors and pricing pressures or the loss of one or more of our largest customers; inability to consummate, or effectively integrate, any acquisition  or realize the associated cost savings and operating synergies currently anticipated; currency exchange rate fluctuations, trade barriers, exchange controls, expropriation and other risks associated with foreign operations; disruptions in international markets and distribution channels; and the impact of uncertainties of litigation as well as other risks described under "Risk Factors" in our Annual Report on Form 10-K and subsequent filings with the Securities and Exchange Commission. Pilgrim's Pride Corporation undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:                            Gary Rhodes
Vice President, Corporate Communications & Investor Relations
(903) 434-1495

PILGRIM'S PRIDE CORPORATION
News Release
July 29, 2008

PILGRIM'S PRIDE CORPORATION
Consolidated Statements of Operations
(Unaudited)
[In thousands, except share and per share data]

Three Months Ended	June 28, 2008	June 30, 2007

Net sales	$2,207,476	$2,104,499
Cost of sales	2,154,265	1,869,674

Gross profit	53,211	234,825

Selling, general and administrative	92,291	97,929
Restructuring charges	3,451	--

Operating income (loss)	(42,531)	136,896

Other expense (income):
Interest expense	35,500	40,018
Interest income	(646)	(198)
Miscellaneous, net	(590)	(2,869)
Total other expenses, net	34,264	36,951

Income (loss) from continuing operations before income taxes	(76,795)	99,945
Income tax expense (benefit)	(28,451)	36,668
Income (loss) from continuing operations	(48,344)	63,277

Loss from operation of discontinued business, net of tax	(4,437)	(636)

Net income (loss)	$(52,781)	$62,641

Net income (loss) per common share – basic and diluted:
Continuing operations	$(0.69)	$0.95
Discontinued business	(0.06)	(0.01)
Net income (loss)	$(0.75)	$0.94

Dividends declared per common share	$0.0225	$0.0225

Weighted average shares outstanding	70,182,107	66,555,733

PILGRIM'S PRIDE CORPORATION
News Release
July 29, 2008

PILGRIM'S PRIDE CORPORATION
Consolidated Statements of Operations
(Unaudited)
[In thousands, except share and per share data]

Nine Months Ended	June 28, 2008	June 30, 2007

Net sales	$6,355,623	$5,383,641
Cost of sales	6,220,688	5,002,528
Asset impairment	12,022	--

Gross profit	122,913	381,113

Selling, general and administrative	299,283	259,792
Restructuring charges	9,120	--

Operating income (loss)	(185,490)	121,321

Other expense (income):
Interest expense	99,212	92,309
Interest income	(1,600)	(3,191)
Loss on early extinguishment of debt	--	14,475
Miscellaneous, net	(4,614)	(7,548)
Total other expenses, net	92,998	96,045

Income (loss) from continuing operations before income taxes	(278,488)	25,276
Income tax expense (benefit)	(85,477)	10,844
Income (loss) from continuing operations	(193,011)	14,432

Loss from operation of discontinued business, net of tax	(4,450)	(603)
Gain on disposal of discontinued business, net of tax	903	--

Net income (loss)	$(196,558)	$13,829

Net income (loss) per common share – basic and diluted:
Continuing operations	$(2.85)	$0.22
Discontinued business	(0.05)	(0.01)
Net income (loss)	$(2.90)	$0.21

Dividends declared per common share	$0.0675	$0.0675

Weighted average shares outstanding	67,764,524	66,555,733

PILGRIM'S PRIDE CORPORATION
News Release
July 29, 2008

PILGRIM'S PRIDE CORPORATION
Pro forma Financial Information
(Unaudited)
(In thousands except per share amounts)

The unaudited pro forma financial information has been presented as if the acquisition of Gold Kist Inc. had occurred as of the beginning of the fiscal year presented.

Nine Months Ended	June 28, 2008	June 30, 2007
	(Actual)	(Pro forma)

Net sales	$6,355,623	$5,911,451
Depreciation and amortization expense	$176,107	$169,722
Operating income (loss)	$(185,490)	$90,769
Interest expense, net	$97,612	$114,940
Income tax benefit	$(85,477)	$(9,907)
Loss from continuing operations	$(193,011)	$(19,752)
Loss from operation of discontinued business, net of tax	$(3,547)	$(603)
Net loss	$(196,558)	$(20,355)
Net loss per common share:
Continuing operations	$(2.85)	$(0.30)
Discontinued business	$(0.05)	$(0.01)
Net loss	$(2.90)	$(0.31)
EBITDA	$(8,567)	$251,572
Capital expenditures	$97,641	$147,407

PILGRIM'S PRIDE CORPORATION
News Release
July 29, 2008

PILGRIM'S PRIDE CORPORATION
Condensed Consolidated Balance Sheets
(Unaudited)
[In thousands]

	June 28, 2008	September 29, 2007
ASSETS
Cash and cash equivalents	$54,071	$66,168
Investments in available-for-sale securities	10,790	8,153
Other current assets	1,389,142	1,226,739
Total current assets	1,454,003	1,301,060
Goodwill	499,669	505,166
Other assets	123,544	138,546
Investments in available-for-sale securities	54,342	46,035
Property, plant and equipment, net	1,715,627	1,783,429

Total assets	$3,847,185	$3,774,236

LIABILITIES AND STOCKHOLDERS' EQUITY
Current maturities of long-term debt	$2,295	$2,872
Other current liabilities	916,042	902,330
Total current liabilities	918,337	905,202
Long-term debt, less current maturities	1,518,979	1,318,558
Deferred income taxes	178,102	326,570
Other long-term liabilities	84,721	51,685
Total stockholders' equity	1,147,046	1,172,221

Total liabilities and stockholders’ equity	$3,847,185	$3,774,236

PILGRIM'S PRIDE CORPORATION
News Release
July 29, 2008

PILGRIM'S PRIDE CORPORATION
Selected Financial Information
(Unaudited)
(In thousands)

Note:  “EBITDA” is defined as the sum of the income (loss) from continuing operations plus interest, taxes, depreciation and amortization.  EBITDA is presented because it is used by us, and we believe it is frequently used by securities analysts, investors and other interested parties, in addition to and not in lieu of Generally Accepted Accounting Principles (GAAP) results, to compare the performance of companies.  EBITDA is not a measurement of financial performance under GAAP and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of our operating performance or any other measures of performance derived in accordance with GAAP.  EBITDA is calculated as follows:

Three Months Ended	June 28, 2008 Actual	June 30, 2007 Actual
Income (loss) from continuing operations	$(48,344)	$63,277
Add:
Income tax expense (benefit)	(28,451)	36,668
Interest expense, net	34,854	39,820
Depreciation and amortization	60,506	57,601
Minus:
Amortization of capitalized financing costs	1,696	1,118

EBITDA	$16,869	$196,248

Capital expenditures	$28,407	$41,795

Nine Months Ended	June 28, 2008 Actual	June 30, 2007 Actual	June 30, 2007 Pro forma
Income (loss) from continuing operations	$(193,011)	$14,432	$(19,752)
Add:
Income tax expense (benefit)	(85,477)	10,844	(9,907)
Interest expense, net	97,612	89,118	114,940
Depreciation and amortization	176,107	144,499	169,722
Minus:
Amortization of capitalized financing costs	3,798	2,933	3,430

EBITDA	$(8,567)	$255,960	$251,572

Loss on early extinguishment of debt	--	14,475	14,475
EBITDA	(8,567)	270,435	266,047

Capital expenditures	$97,641	$134,665	$147,407